Exhibit B

                                                                EXECUTION COPY


                           Stock Purchase Agreement

          This Stock Purchase Agreement, dated as of April 4, 2000 (this "Agreement"), is entered into by and among Telescan, Inc., a Delaware corporation ("Seller"), and Liberty View Funds, L.P. ("Purchaser").


          WHEREAS, Seller as of the date hereof owns shares of common stock, par value $0.001 per share (the "Common Stock"), of GlobalNet Financial.com, Inc. (the "Company"); and

          WHEREAS, Seller desires to sell and Purchaser desires to purchase an aggregate of 50,000 shares of Common Stock (the "Shares") on the terms and conditions set forth herein.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.    Sale of Shares.

          (a) Transfer of Shares. On April 4, 2000 (or such other date as may be agreed by the parties hereto, the "Closing Date") and subject to the terms and conditions set forth in this Agreement, Seller shall sell, transfer and convey to Purchaser, without recourse to Seller (other than recourse for the breach by Seller of the representations and warranties made by Seller in
Section 2 hereof), all of its right, title and interest in and to the Shares, free and clear of all liens, security interests and encumbrances. Upon delivery, the Shares will be registered in the name of Purchaser but shall bear a restrictive legend thereon as contemplated by Rule 144 under the Securities Act of 1933.

          (b) Payment of Purchase Price. On the Closing Date and subject to the terms and conditions set forth in this Agreement, Purchaser agrees to pay to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller at least two business days prior to the Closing Date, an aggregate purchase price (the "Purchase Price") equal to the number of Shares sold hereunder multiplied by 85% of the closing price of the Common Stock on the trading day immediately preceding the Closing Date, as quoted on NASDAQ; provided, however, that in no event shall the Purchase Price paid to Seller exceed $33 on a per share basis.

     2. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

          (a) Seller has full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed by Seller and, assuming this Agreement constitutes the valid and binding agreement of Purchaser, constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable laws of bankruptcy, insolvency and similar laws affecting creditors' rights generally and the application of general rules of equity.

          (b) Seller has valid title to the Shares, free and clear of all liens, security interests and encumbrances. Seller acquired the Shares from the Company and paid full consideration therefor on March 31, 1999.

          (c) Seller is not now, nor has it been since acquiring the Shares on March 31, 1999, an "affiliate" of the Company, as such term is defined in Rule 144 of the Securities Act of 1933, as amended (the "Securities Act").

          (d) The representations and warranties set forth in this Section 2 are the only representations and warranties made by Seller. EXCEPT AS SET FORTH HEREIN, ALL WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED AND EXCLUDED.

     3. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

          (a) Purchaser has full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary actions. This Agreement has been duly and validly executed by Purchaser and, assuming this Agreement constitutes the valid and binding agreement of Seller, constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable laws of bankruptcy, insolvency and similar laws affecting creditors' rights generally and the application of general rules of equity.

          (b) Purchaser either meets the definition of "qualified institutional buyer" under Rule 144A of the Securities Act or has total assets in excess of $5 million.

     4.   Miscellaneous.

          (a) Further Assurances. Each party hereto shall from time to time, at the request of the other party and without further cost or expense to the party to whom such request is made, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby.

          (b) Opinion of Simpson Thacher & Bartlett. Purchaser's obligation to consummate the transactions contemplated by this Agreement shall be subject to the delivery on or prior to the Closing Date of an opinion by Simpson Thacher & Bartlett, counsel to Seller, substantially in the form attached as Exhibit A hereto.

          (b) Governing Law. This Agreement shall be construed under and governed by the laws of the State of New York without regard to the conflicts of laws provisions thereof.

          (c) Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d) Complete Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective duly authorized officers.


                               TELESCAN, INC.


                               By:     /s/ Roger C. Wadsworth
                                     ----------------------------------------
                                     Name: Roger C. Wadsworth
                                     Title: Senior V.P.


                               LIBERTY VIEW FUNDS, L.P.


                               By:    /s/ Steven S. Rogers
                                     ----------------------------------------
                                   Name: Steven S. Rogers
                                   Title: Authorized Signatory